Exhibit 99.1

Houston Exploration Announces Hurricane Rita’s Preliminary Production Impact

Houston, Texas – September 29, 2005 – The Houston Exploration Company (NYSE: THX) today announced that while the eye of Hurricane Rita passed within 30 miles of more than 80 percent of the company’s offshore operations, to date all fields have now been visually inspected and the damage appears to be minimal.

However, as a result of Hurricane Rita, infrastructure problems have been created onshore, causing more than 75 percent of the company’s Gulf of Mexico production to remain shut-in, for a current net production rate from the offshore region of 36 MMcfe per day. At the end of August the Gulf of Mexico was producing 155 MMcfe per day, net. In addition, also due to hurricane-related problems associated with onshore facilities located along the coast, the company had to shut-in 21 MMcfe per day of net production in South Texas from September 21 until September 27.

The company believes that the key drivers in resuming production to planned levels will involve a further assessment of the damage which occurred to the coastal onshore facilities and to the pipelines, neither of which is operated by Houston Exploration. The company will release a more detailed hurricane production summary and revised company-wide 2005 production guidance as soon as they are available.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at www.houstonexploration.com.

Forward-looking statements:

This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s current indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, the risks associated with the recent acquisitions, the successful negotiation and consummation of acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The company assumes no responsibility to update any of the information referenced in this news release.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com